Exhibit 99.1

Rex Energy Provides Update on Core Operations, Production, Hedging, and Liquidity

•	Development drilling has commenced in Moraine East Area

•	Placed into sales the six-well J. Hall pad at an average 24-hour sales rate of 2.4 Mboe/d with 64% liquids

•	Achieved well cost reduction of ~ 5% in Butler Operated Area; additional 3% - 5% expected in mid-year 2015

•	Fourth quarter 2014 average daily production reached a record level of 196.0 MMcfe/d, exceeding the high end of guidance

•	Average daily production from oil, condensate and NGLs (including ethane) reached a record level of 12.1 Mboe/d in fourth quarter 2014, a 16% increase over the third quarter of 2014

•	Strong liquidity and hedging position for 2015

STATE COLLEGE, Pa., January 20, 2015 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq: REXX) provided an operational update on the company’s Appalachian Basin operations and announced fourth quarter 2014 and full year 2014 production volumes and price realizations.

Operational Update

Appalachian Basin - Moraine East Area

In the Moraine East Area, the company has completed drilling its first well, the Renick 5H. Preliminary analysis of the well data indicates that the Moraine East Area’s reservoir and geological characteristics are similar to the legacy Butler Operated Area. The company will complete the four well Renick pad towards the end of the first quarter and plans to release an initial production and geologic update of the Moraine East Area in the second quarter of 2015. Current plans are to drill 10 to 16 wells in the Moraine East Area and complete four to 10 wells in 2015.

“We are extremely pleased with the preliminary results from our first well in the Moraine East Area,” said Tom Stabley, Rex Energy’s Chief Executive Officer. “While we are in the early stages of development, the initial results are consistent with our expectations for the area and appear to indicate that the Moraine East Area is analogous to the legacy Butler Operated Area. We look forward to further enhancements to the Moraine East area, including potentially extending lateral lengths and increasing sand concentrations.”

Appalachian Basin – Legacy Butler Operated Area

In the legacy Butler Operated Area, the company will place into sales 11 Marcellus wells during the first quarter of 2015. The 11 wells were drilled to an average lateral length of 4,900 feet and were completed on 150 foot spacing with over 2,250 pounds per linear foot of sand concentration. This represents a 25% increase in sand concentration as compared to wells completed in mid-year 2014, which averaged 1,800 pounds per linear foot. The combination of long lateral length wells and increased sand concentrations are expected to yield increases to IP rates and improved performance to the company’s legacy Butler Operated Area Marcellus type-curves.

In addition, the company has reduced its cost to drill and complete wells by approximately 5% to $5.7 million per well, assuming a 5,000 foot lateral, as compared to the previously reported $6.0 million per well. The decrease is attributable to operational efficiencies and improved pricing from service providers as they continue to adjust costs down based on the current commodity environment. By continuing to focus on service costs and operational efficiencies, the company expects to achieve an additional 3% - 5% of cost reductions by mid-year 2015.

Appalachian Basin – Warrior South Prospect, Guernsey, Noble & Belmont Counties, Ohio

The six-well J. Hall pad, located in Guernsey County, Ohio, was placed into sales at an average 24-hour sales rate per well (excluding downtime) of 2,365 boe/d (43% NGLs, 36% gas, 21% condensate) assuming full ethane recovery and an average natural gas shrink of 18%. The six wells produced with an average casing pressure of 3,383 psi during the 24-hour sales period on an average 20/64 inch choke. The six-wells on the pad were drilled to an average lateral length of approximately 4,900 feet and tested 600 foot spacing between the laterals on the pad. The wells were completed with an average of 32 frac stages and sand concentrations exceeding 2,000 pounds per foot, which is the highest sand concentrations pumped in the Warrior South Prospect to date. Based on composition analysis, the produced gas averaged 1,302 BTU.

Production Results and Price Realizations

Rex Energy’s full year 2014 production increased to 154.4 MMcfe/d, a 66% increase from 2013. Fourth quarter production increased to 196.0 MMcfe/d, a 15% increase from third quarter of 2014.

The table below outlines Rex Energy’s quarterly and full year production and realizing pricing, including the effects of derivatives:

	Three Months Ended December 31,		Twelve Months Ended December 31
	2014	2013	2014	2013
Production Data (average per day):
Oil and condensate (Bbls)	3,617	2,717	3,126	2,505
Natural gas (Mcf)	123,147	76,448	101,400	64,238
Natural gas liquids (C3+) (Bbls)	5,313	2,936	4,195	2,246
Ethane (Bbls)	3,204	—	1,510	—
Total (Mcfe)	196,951	110,366	154,386	92,744

Average price per unit:
Realized crude price per Bbl	$74.31	$90.30	$86.33	$91.30
Realized natural gas price per Mcf	$2.85	$4.03	$3.46	$4.17
Realized NGL price per Bbl	$43.01	$52.19	$47.59	$48.34
Realized ethane price per Bbl	$7.97	—	$7.83	—

2015 Hedging and Liquidity Update

Consistent with historical practice, the company continues to add to its hedge positions at prices that provide additional certainty regarding its expected cash flows. For 2015, the company now has approximately 80% of its natural gas production and 70% of its oil and condensate production hedged above current market prices. In addition, the company has now locked in over 80% of its expected natural gas production previously sold at Dominion Southpoint for the full year 2015 at a weighted average price of $0.80 below the Henry Hub natural gas index. The company continues to opportunistically add to its hedging portfolio for 2015 and beyond.

The company continues to maintain a strong liquidity position to begin 2015. As of December 31, 2014, the company held cash on hand of approximately $18 million from its continuing operations and had no borrowings outstanding from its $400 million credit facility.

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

Forward-Looking Statements

Except for historical information, statements made in this release, including, among others, those relating to production volumes and estimated price realizations; technical testing and analysis on the Renick pad; drilling and completion schedules; anticipated fracture stimulation activities; expected increases in production yields and/or IP rates; anticipated timing of production and the company’s financial guidance and projections for 2014 are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may contain words such as “expected”, “expects”, “scheduled”, “planned”, “plans”, “anticipates” and similar words. These statements are based on management’s experience and perception of historical trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. However, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, both known and unknown, and we cannot assure that the company can or will meet the goals, expectations, and projections included in this release. Any number of factors could cause our actual results to be materially different from those expressed or implied in our forward looking statements, including (without limitation):

•	economic conditions in the United States and globally;

•	domestic and global demand for oil, NGLs and natural gas;

•	volatility in oil, NGL, and natural gas pricing;

•	new or changing government regulations, including those relating to environmental matters, permitting, or other aspects of our operations;

•	the geologic quality of the company’s properties with regard to, among other things, the existence of hydrocarbons in economic quantities;

•	uncertainties inherent in the estimates of our oil and natural gas reserves;

•	our ability to increase oil and natural gas production and income through exploration and development;

•	drilling and operating risks;

•	the success of our drilling techniques in both conventional and unconventional reservoirs;

•	the success of the secondary and tertiary recovery methods we utilize or plan to employ in the future;

•	the number of potential well locations to be drilled, the cost to drill them, and the time frame within which they will be drilled;

•	the ability of contractors to timely and adequately perform their drilling, construction, well stimulation, completion and production services;

•	the availability of equipment, such as drilling rigs, and infrastructure, such as transportation, pipelines, processing and midstream services;

•	the effects of adverse weather or other natural disasters on our operations;

•	competition in the oil and gas industry in general, and specifically in our areas of operations;

•	changes in our drilling plans and related budgets;

•	the success of prospect development and property acquisition;

•	the success of our business and financial strategies, and hedging strategies;

•	conditions in the domestic and global capital and credit markets and their effect on us;

•	the adequacy and availability of capital resources, credit, and liquidity including, but not limited to, access to additional borrowing capacity; and

•	uncertainties related to the legal and regulatory environment for our industry, and our own legal proceedings and their outcome.

The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in the company’s filings with the Securities and Exchange Commission (SEC).

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For more information contact:

Mark Aydin

Manager, Investor Relations

(814) 278-7249

maydin@rexenergycorp.com

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